Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRANDPARENTS.COM, INC.

Grandparents.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is “Grandparents.com, Inc.”

2.	The date of filing of the Corporation’s Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) was March 4, 2014 (the “Third Amended and Restated Certificate of Incorporation”).

3.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Third Amended and Restated Certificate of Incorporation as follows:

The first sentence of Article Fourth of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is two billion, one hundred sixty-one million, five hundred thousand (2,161,500,000) shares, two billion, one hundred fifty-six million, five hundred thousand (2,156,500,000) shares of which shall be Common Stock, par value $0.01 per share, and five million (5,000,000) shares of which shall be Preferred Stock, par value $0.01 per share.

This Certificate of Amendment shall be effective on November 29th, 2016 at 5:00 p.m. (the “Effective Time”).”

4.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf by an authorized officer on this 29th day of November, 2016.

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Name:	Steve Leber
Title:	Chief Executive Officer